UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 29, 2015

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Wednesday, April 29, 2015 at 11:00 a.m., Eastern Time, at the company’s headquarters, 1020 Hull Street, Baltimore, Maryland, for the following purposes:

1.	To elect ten directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, our executive compensation;

3.	To approve our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the ten nominees to the Board of Directors, “FOR” the approval of our executive compensation, “FOR” the approval of our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 25, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for ten days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by indicating so on the proxy card or other voting instruction form that you have received. If you are a stockholder of record as of February 25, 2015, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

Kevin A. Plank
Chairman of the Board of Directors and Chief
Executive Officer

Baltimore, Maryland

March 13, 2015

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April  29, 2015

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Wednesday, April 29, 2015, at 11:00 a.m., Eastern Time, at the company’s headquarters, 1020 Hull Street, Baltimore, Maryland. We expect to first send or give to stockholders this Proxy Statement, together with our 2014 Annual Report to Stockholders, on approximately March 18, 2015.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us or the company. All shares and per share amounts included in this Proxy Statement have been adjusted to reflect the company’s two-for-one stock split that was effective on April 14, 2014.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2014 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 29, 2015

Our Proxy Statement and 2014 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 25, 2015, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 179,313,954 shares of Class A Stock and 36,150,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation, the approval of our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted at the Annual Meeting or for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the ten nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation, “FOR” the approval of our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

You may vote your shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

If you are the record holder of your shares, you will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory approval of our executive compensation and the approval of our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the 2014 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 25, 2015, the Record Date for the Annual Meeting of Stockholders. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	36,226,445	0	36,226,445	16.8%	66.9%
Byron K. Adams, Jr. (5)	45,146	0	45,146	*	*
George W. Bodenheimer (5)	0	0	0	*	*
Douglas E. Coltharp (5)(6)	82,000	27,456	109,456	*	*
Anthony W. Deering (5)	40,400	19,076	59,476	*	*
Karen W. Katz (5)	0	0	0	*	*
A.B. Krongard (5)	50,140	35,856	85,996	*	*
William R. McDermott (5)	0	35,856	35,856	*	*
Eric T. Olson (5)	0	0	0	*	*
Harvey L. Sanders (5)	174,000	35,856	209,856	*	*
Thomas J. Sippel (5)(7)	0	12,244	12,244	*	*
Brad Dickerson (8)	0	206,000	206,000	*	*
Kip J. Fulks (9)	100,000	222,000	322,000	*	*
Henry B. Stafford (10)	51,135	201,000	252,135	*	*
Karl-Heinz Maurath (11)	43,420	0	43,420	*	*
All Executive Officers and Directors as a Group (5)(12)	36,889,286	1,060,344	37,949,630	17.5%	67.0%
5% Stockholders
BlackRock, Inc. (13)	8,808,405		8,808,405	4.1%	1.6%
Fidelity Management & Research Company (14)	14,993,469		14,993,469	7.0%	2.8%
Prudential Financial, Inc. and related parties (15)	11,996,205		11,996,205	5.6%	2.2%
The Vanguard Group (16)	12,738,852		12,738,852	5.9%	2.4%

*	Less than 1% of the shares.

(1)	Includes shares issuable within 60 days of February 25, 2015 upon the vesting of awards of restricted stock units, or RSUs. Does not include RSU awards with shares issuable more than 60 days from February 25, 2015, including RSUs or stock options with performance based vesting.
(2)	The percentage of outstanding figure takes into account the 36,150,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, 1.0%, BlackRock, Inc., 4.9%, Fidelity Management & Research Company, 8.4%, Prudential Financial, Inc., 6.7% and The Vanguard Group, 7.1%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.
(4)	Includes 76,445 shares of Class A Stock and 34,194,100 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust, 45,000 shares of Class B Stock held by Mr. Plank’s charitable foundation and 1,910,900 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by these companies. Because the 36,150,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 36,150,000 shares of Class A Stock into which the Class B Stock may be converted. Does not include RSUs for 113,678 shares.
(5)	Does not include deferred stock units, or DSUs or RSUs held by non-management directors. The RSUs will be converted to DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams, Jr.	40,182	0
George W. Bodenheimer	413	2,286
Douglas E. Coltharp	50,573	1,559
Anthony W. Deering	52,630	1,559
Karen W. Katz	206	2,224
A.B. Krongard	61,316	1,559
William R. McDermott	55,259	1,559
Eric T. Olson	8,096	2,970
Harvey L. Sanders	56,991	1,559
Thomas J. Sippel	50,570	1,559

(6)	Includes 6,000 shares of Class A Stock owned by Mr. Coltharp individually, 75,000 shares owned by his wife and 1,000 shares of Class A Stock held by two Uniform Transfer to Minors Act accounts.
(7)	Does not include 1,910,900 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note (4) above).
(8)	Does not include RSUs for 56,838 shares.
(9)	Does not include stock options for 50,000 shares exercisable more than 60 days from the Record Date and RSUs for 56,838 shares.

(10)	Does not include RSUs for 50,838 shares.
(11)	Does not include RSUs for 86,838 shares.
(12)	Includes shares shown as beneficially owned by the directors and executive officers as a group (19 persons). Does not include stock options for 50,000 shares exercisable more than 60 days from the Record Date and RSUs for 549,955 shares.
(13)	According to their report on Schedule 13G, as of December 31, 2014, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 8,808,405 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 7,444,804 shares and no power to vote 1,363,601 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10022.
(14)	According to their report on Schedule 13G, as of December 31, 2014, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity, were deemed to beneficially own in the aggregate 14,993,469 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 810,583 shares and no power to vote 14,182,886 shares, and sole power to dispose of all of these shares. The principal business address of Fidelity is 245 Summer Street, Boston, Massachusetts 02210.
(15)	According to their report on Schedule 13G, as of December 31, 2014, Prudential Financial, Inc., or Prudential, and certain affiliates of Prudential, were deemed to beneficially own in the aggregate 11,996,205 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 836,955 shares, shared power to vote 6,283,454 shares and no power to vote 4,875,796 shares, and sole power to dispose of 836,955 shares and shared power to dispose of 11,159,250 shares. Jennison Associates LLC, or Jennison, filed a separate Schedule 13G reporting beneficial ownership of 11,779,949 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. Jennison furnishes investment advice to investment companies, insurance separate accounts and institutional clients holding shares of our Class A stock, and as a result of its role as investment adviser, Jennison may be deemed to be the beneficial owner of these shares. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(16)	According to their report on Schedule 13G, as of December 31, 2014, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 12,738,852 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 289,416 shares and no power to vote 12,449,436 shares and sole power to dispose of 12,466,538 shares and shared power to dispose of 272,314 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are ten nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Ten directors will be elected at the 2015 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Director since our founding Age: 42

Kevin A. Plank

Chairman of the Board and Chief Executive Officer of Under Armour, Inc.

Kevin A. Plank is the founder of Under Armour and has served as our Chairman of the
Board of Directors and Chief Executive Officer since 1996. Mr. Plank also serves on the
Board of Directors of the National Football Foundation and College Hall of Fame, Inc.
and is a member of the Board of Trustees of the University of Maryland College Park
Foundation.

As our founder, leader and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Director since September 2003 Age: 60

Byron K. Adams, Jr.

Former Managing Director and Founder of Rosewood Capital, LLC

Mr. Adams served as Senior Advisor to our Chairman from October 2013 to November 2014 and as Chief Performance Officer of Under Armour from October 2011 to September 2013, with primary responsibility for the development of company-wide business strategy, human resources and organizational alignment and processes. Prior to joining our Company, Mr. Adams founded and was a managing director of Rosewood Capital, LLC from 1985 to September 2011. Rosewood Capital is a private equity firm focused on consumer brands that, through its affiliates, was the institutional investor in our company prior to our initial public offering. At Rosewood Capital, Mr. Adams was primarily responsible for assisting management teams in the development of their business strategies and organizations.

Mr. Adams’ qualifications to serve on our Board include his 26 years of experience with the private equity firm Rosewood Capital which invested in and advised consumer growth companies, and his most recent experience as a senior executive at our company with significant leadership responsibility, including developing company-wide business strategy.

Director since August 2014 Age: 56 Independent

George W. Bodenheimer

Former President of ESPN, Inc. and ABC Sports

Mr. Bodenheimer served as Executive Chairman of ESPN, Inc., a multimedia, multinational sports entertainment company from January 2012 to June 2014. Prior thereto, he served as Co-Chairman of Disney Media Networks from April 2004 to
January 2012, President of ABC Sports from March 2003 to January 2012 and
President of ESPN from November 1998 to January 2012. With ESPN since 1981, Mr.
Bodenheimer served in a variety of senior sales and marketing positions prior to his appointment as President. Mr. Bodenheimer serves on the Board of Directors of Sirius
XM Holdings, Inc. and is a member of its compensation committee.

Mr. Bodenheimer’s qualifications to serve on our Board include his past leadership experience in building and leading a global sports media brand during his time at ESPN.

Director since December 2004 Age: 53 Independent

Douglas E. Coltharp

Executive Vice President and Chief Financial Officer, HealthSouth Corporation

Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007. Within the past five years, Mr. Coltharp served on the Board of Directors of Rue 21, Inc. and Ares Capital Corporation.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, HealthSouth Corporation.

Director since August 2008 Age: 70 Independent

Anthony W. Deering

Former Chief Executive Officer and Chairman, The Rouse Company

Since 2005, Mr. Deering has served as Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004. With The Rouse Company since 1972, Mr. Deering previously had served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves on the Board of Directors of Brixmor Property Group, Inc., and is a member of its Audit Committee. Mr. Deering also serves as Lead Independent Director on the Boards of the T. Rowe Price Mutual Funds (which includes 164 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Within the past five years, Mr. Deering served on the Board of Directors of Vornado Realty Trust.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company, The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for seven years as Chief Executive Officer and Chairman of the Board.

Director since October 2014 Age: 58 Independent

Karen W. Katz

President and Chief Executive Officer, Neiman Marcus Group LTD LLC

Ms. Katz has served as President and CEO and a member of the Board of Directors of
Neiman Marcus Group LTD LLC since 2010. Neiman Marcus Group is an international multi-brand omnichannel retailer whose portfolio of brands includes Neiman Marcus,
Bergdorf Goodman and mytheresa.com. Since joining Neiman Marcus in 1985, Ms.
Katz has served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President - Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus
Online, and President and CEO, Neiman Marcus Stores.

Ms. Katz qualifications to serve on our Board include her leadership experience in the consumer retail sector with Neiman Marcus Group, including her current position as
President and Chief Executive Officer.

Director since July 2005 Age: 78 Independent Lead Director

A.B. Krongard

Former Chief Executive Officer and Chairman, Alex.Brown, Incorporated

Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation committee and Chairman of its nominating and corporate governance committee, serves on the Board of Directors of Apollo Global Management and is a member of its audit committee and serves on the Board of Directors of Seventy Seven Energy and is Chairman of its nominating and corporate governance committee.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

Director since August 2005 Age: 53 Independent

William R. McDermott

Chief Executive Officer and Executive Board Member, SAP SE

Mr. McDermott has served as Chief Executive Officer of SAP SE since May 2014 and Executive Board Member of SAP SE since 2010. Mr. McDermott served as Co-Chief Executive Officer of SAP SE from February 2010 to May 2014 and prior thereto as President of Global Field Operations and Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation and nominating and corporate governance committees. Within the past five years, Mr. McDermott served on the Board of Directors of PAETEC Holding Corp.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP SE, as Chief Executive Officer and Executive Board Member.

Director since July 2012 Age: 63 Independent

Eric T. Olson

Admiral U.S. Navy (Retired) and former Commander, U.S. Special Operations
Command

Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished
Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and
Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. As President and Managing
Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent national security consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium
Communications, Inc. and is a member of its nominating and corporate governance committee and also serves as a Director of the non-profit Special Operations Warrior
Foundation.

Admiral Olson’s qualifications to serve on our Board include his past leadership experience as Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special
Operations Command.

Director since November 2004 Age: 65 Independent

Harvey L. Sanders

Former Chief Executive Officer and Chairman, Nautica Enterprises, Inc.

Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

The election of each director requires a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director.

Thomas J. Sippel, our longest serving director other than Mr. Plank, is not standing for reelection at the Annual Meeting. The Board thanks Mr. Sippel for his many years of service to our company.

Director since July 2001 Age: 68

Thomas J. Sippel

Partner, Gill Sippel & Gallagher

Mr. Sippel is a partner of the law firm Gill Sippel & Gallagher, where he has worked since 1975, specializing in corporate law, company formation and representation of businesses.

Mr. Sippel’s qualifications to serve on our Board included his 39 years of experience as a corporate lawyer advising businesses, including our company in its early stages of growth and development.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors has ten members standing for election. Nine directors are non-management directors, with 80% being independent directors. In 2014, the Board of Directors appointed George W. Bodenheimer and Karen W. Katz as new independent directors on our Board.

Kevin Plank currently serves as Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 16.8% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our Board and the management of our business.

Lead Director

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investors-Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All of our directors then serving on the Board attended the 2014 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investors-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Senior Director of Global Risk and Compliance and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Senior Director of Global Risk and Compliance on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines provide that executive officers should own company stock with a value at least equal to ten times annual base salary for the CEO, three times annual base salary for Executive Vice Presidents and one time annual base salary for all other executive officers. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years and non-management directors within three years. The company’s stock ownership guidelines can be found on our website at www.uabiz.com, under “Investors-Governance.”

All executive officers and non-management directors are in compliance with the guidelines with the exception of persons new to their roles within the last few years. We anticipate these persons will be in compliance with the guidelines within the required time frame.

Kevin Plank, the company’s Chief Executive Officer and Chairman of the Board, and our founder, currently has a base salary of $26,000, which was his approximate salary when he founded the company. He owns 36,226,445 shares of stock valued at more than $2.7 billion as of the February 25, 2015 record date for the Annual Meeting of Stockholders, far above the multiple of ten times salary minimum ownership requirement, even assuming a significantly higher salary amount more typical for a Chief Executive Officer at a company of our size.

Independence of Directors

The Board has determined that the following eight directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: George W. Bodenheimer, Douglas E. Coltharp, Anthony W. Deering, Karen W. Katz, A.B. Krongard, William R. McDermott, Eric T. Olson and Harvey L. Sanders. The Board considered the following relationships when determining the independence of directors.

Mr. McDermott is the Chief Executive Officer and Executive Board member of SAP SE. The company has standard industry license agreements for SAP software. In 2014, we paid approximately $5.16 million to SAP in connection with the licensing of software and related support services, or slightly more than one hundredth of one percent of SAP’s 2014 worldwide revenues of approximately €17.6 billion. The Board has determined that this relationship is an insignificant relationship that has no effect on Mr. McDermott’s independence.

Kevin Plank is not independent because he is our Chairman of the Board and Chief Executive Officer. Byron K. Adams, Jr., former Senior Advisor to the Chairman advising primarily on our digital business is not independent because he served as an executive of the company within the last three years. Mr. Adams left his position as Senior Advisor in November 2014 following the completion of his work.

Our Board has determined that Mr. Sippel is not independent because he provided certain personal legal services to Kevin Plank. Mr. Sippel is not standing for re-election to the Board.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2014, there were ten meetings of the Board. In 2014, all current directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has the following three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2014 for each of these committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
George W. Bodenheimer		X
Douglas E. Coltharp	X
Anthony W. Deering	X	X
Karen W. Katz			X
A.B. Krongard	*X
William R. McDermott			*X
Eric T. Olson			X
Harvey L. Sanders		*X
Total Meetings in 2014	9	5	4

*	Committee Chair

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.uabiz.com, under “Investors-Governance.” The Board has determined that each member of these committees is independent under NYSE listing standards.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2014 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent, financially literate and qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In early 2014, the committee engaged the services of an independent compensation consultant, Towers Watson, to provide executive compensation consulting services to the committee. This independent consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the independent consultant collaborates with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. The committee obtained from the independent consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and Towers Watson’s published industry survey data. The committee has not relied on the independent consultant to determine or recommend the amount or form of executive compensation.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2014 is included under the “Compensation Committee Report” section of this Proxy Statement.

A description of the compensation program for our non-management directors, including updates to the program for 2015, is included under the “Compensation of Directors” section of this Proxy Statement. In 2014, at the request of the Compensation Committee Chairman, management researched director compensation practices of competitor companies and reviewed the data with the committee. The committee also reviewed a published third party survey on public company director compensation practices.

In early 2015, the Compensation Committee reviewed the risks of our compensation policies and practices. The company’s Senior Director of Global Risk and Compliance conducted a risk assessment of our compensation policies and practices for all employees and this assessment was reviewed by the committee. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters. The committee also periodically reviews succession planning for our chief executive officer and other senior executive positions.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement. The Board has not established term limits for directors because of the concern that term limits may deprive the company and its shareholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75. The Corporate Governance Committee recommended the Board nominate Mr. Krongard, age 78, for reelection to the Board based on his continued strong leadership and service on the Board both as Audit Committee Chairman and Lead Director, and the Board agreed with this recommendation.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee has authorized the chairman of the committee, in consultation with the CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates as needed. The chairman of the committee reports periodically to the full committee on these efforts. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time the committee uses the services of a third party search firm to assist it in identifying and screening candidates. Mr. Bodenheimer and Ms. Katz were elected in August 2014 and October 2014, respectively. A third party search firm assisted the committee in identifying potential candidates and ultimately recommended both members for consideration by the Corporate Governance Committee.

In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Compensation of Directors

Retainers

The compensation arrangement for non-management directors during 2014 was as follows:

Annual Retainer for each Director	$55,000

Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Annual Retainer for Lead Director	$25,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. We do not pay meeting fees for any Board or standing committee meetings.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•	An annual award of restricted stock units valued (on the grant date) at $75,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

Updates to Retainers and Equity Awards for 2015

The current arrangement for retainers and equity awards has been in place since 2013. The Compensation Committee reviewed director compensation in 2014. For further discussion of this review, see “Board Meeting and Committees-Compensation Committee” above. After this review, the Committee and the Board believed that our director compensation was below competitive levels and that changes were appropriate to bring our director compensation more in line with director compensation in our industry. The committee recommended and the Board approved for 2015 an increase in the annual retainer for each non-management director from $55,000 to $75,000 and an increase in the annual award of restricted stock units previously valued at $75,000 to $125,000.

The table set below sets forth information concerning the compensation of our non-management directors for 2014. Mr. Bodenheimer and Ms. Katz joined our Board in August 2014 and October 2014, respectively, and received pro-rata annual retainers and pro-rata annual equity awards. Mr. Adams was a member of management for 2014 and thus received no director compensation.

Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
George W. Bodenheimer	27,500	56,250	83,750
Douglas E. Coltharp	62,500	75,000	137,500
Anthony W. Deering	62,500	75,000	137,500
Karen W. Katz	13,750	43,750	57,500
A.B. Krongard	102,500	75,000	177,500
William R. McDermott	65,000	75,000	140,000
Eric T. Olson	55,000	75,000	130,000
Harvey L. Sanders	67,500	75,000	142,500
Thomas J. Sippel	55,000	75,000	130,000

(1)	Non-management directors may elect to defer cash compensation into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received for those directors who made this election.

Name	2014 Cash Deferred ($)	Deferred Stock Units
George W. Bodenheimer	27,500	413
Douglas E. Coltharp	55,000	878
Anthony W. Deering	55,000	878
Karen K. Katz	13,750	206
A.B. Krongard	95,000	1,516
William R. McDermott	65,000	1,038
Harvey L. Sanders	67,500	1,077
Thomas J. Sippel	55,000	878

(2)	The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the stock awards granted in 2014. Each non-management director, with the exception of Mr. Bodenheimer and Ms. Katz, held restricted stock units for 1,559 shares as of December 31, 2014. Mr. Bodenheimer was appointed to the Board in August 2014 and received a pro-rated annual restricted stock unit award with a grant date fair value of $56,250 and a restricted stock unit award for new directors with a grant date fair value of $100,000. As a result, Mr. Bodenheimer held restricted stock units for 2,286 shares as of December 31, 2014. Ms. Katz was appointed to the Board in October 2014 and received a pro-rated annual restricted stock unit award with a grant date fair value of $43,750 and a restricted stock unit award for new directors with a grant date fair value of $100,000. As a result, Ms. Katz held restricted stock units for 2,224 shares as of December 31, 2014. Messrs. Krongard, McDermott and Sanders held 35,856 fully vested stock options, Mr. Coltharp held 27,456 fully vested stock options, Mr. Deering held 19,076 fully vested stock options and Mr. Sippel held 12,244 fully vested stock options as of December 31, 2014. Beginning in 2010 we no longer included stock options in our director compensation program.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2014 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2014

For 2014 nearly 100% of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers was directly tied to the financial performance of our company, primarily through:

•	our annual cash incentive plan with awards earned based on our financial performance in 2014; and

•	our annual performance based restricted stock unit awards for 2014 with vesting tied to our financial performance in 2014 and 2015, continuing our long-standing practice of making our annual equity awards performance based.

Our performance for 2014 was strong across all measures considered under our annual cash incentive plan:

•	Net revenues were $3.08 billion, an increase of 32% over 2013, and well above the revenue level of $2.7 billion required to be eligible for incentive awards under the plan.

•	Operating income percentage was 11.5%, a 10 basis point improvement over 2013, and above the 11.4% level required to be eligible for incentive awards under the plan.

•	Operating income was $354 million, an increase of 34% over 2013, and at a level sufficient to fund incentive awards generally above the target level under the plan.

The performance targets for the restricted stock unit awards granted in 2014 were set at levels that management and the Compensation Committee believed would ensure that the awards vest only following meaningful operating income growth in 2014 and 2015.

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe are aligned with best practices and contribute to a reasonable compensation program include:

•	commencing with equity awards granted in 2014, a change from automatic vesting upon a change in control (generally referred to as “single trigger”) to vesting following a change in control only if employment is terminated without cause or for good reason (generally referred to as “double trigger”);

•	limited other severance protections, with the protections primarily following a change in control and only if employment is terminated without cause or for good reason (again, generally referred to as “double trigger”);

•	“clawback” provisions in our annual cash incentive plan (beginning in 2013) and in our long-term incentive plan (beginning for performance based equity awards in 2015) requiring our company to seek to recover awards under these plans for improper conduct as required under applicable law;

•	no pension or supplemental retirement plan;

•	no company contributions to our deferred compensation plan in 2014 for any executive officer;

•	limited other benefits and perquisites for these executives;

•	no employment agreements with our executive officers (other than an agreement with Mr. Maurath, our President of International, as required under local law);

•	stock ownership guidelines for our executive officers designed to encourage our executives to retain meaningful levels of our stock to further align their interests with the interests of our stockholders; and

•	a prohibition on hedging of Under Armour shares, with no director or executive officer having any shares pledged as security.

Advisory Vote to Approve Executive Compensation

At our 2014 Annual Meeting of Stockholders we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board reviews the voting results and seeks to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved our “say on pay” proposal at our 2014 Annual Meeting of Stockholders, with more than 99% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2015 Annual Meeting of Stockholders, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

Objectives of our Compensation Program

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues and operating income, primarily through our annual cash incentive plan and our performance based equity awards. In addition, our equity awards incentivize our executive officers to generate positive returns for our stockholders.

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards, including our annual performance based equity award with the amount eligible to vest tied to the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we did not make any company contributions to this plan in 2014 for any executive officers.

Compensation Decision-Making Process

Compensation Committee review process

In late 2014 and again in early 2015, in conjunction with the approval of the 2014 annual cash incentive plan awards and 2015 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2012 through 2014;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2014;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted stock units and unrestricted stock held at the end of 2014;

•	balances and investment returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2014 in conjunction with the approval of 2014 salaries and annual equity awards for executive officers.

In early 2014, the Compensation Committee engaged the services of Towers Watson to provide executive compensation consulting services to the committee. The committee obtained from Towers Watson competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and published industry survey data from Towers Watson’s Retail/Wholesale Executive Compensation Database. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group: Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Coach, Inc., Columbia Sportswear Company, Deckers Outdoor Corporation, lululemon athletica inc., Michael Kors Holdings Limited, Nike, Inc., Quiksilver, Inc., Ralph Lauren Corporation, Urban Outfitters, Inc., V.F. Corporation and Wolverine World Wide, Inc.

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program and determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the Committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company and company and individual performance.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the department or departments for which the executive officer has responsibility and contributions made to the overall success of our business. These executives, including our Chief Human Resources Officer, our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the restricted stock unit awards with vesting tied to our company’s performance. Most of these executives attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without the executive officers present.

Components of Our Compensation Program

SALARY

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual performance based equity awards as discussed below.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2014 for certain executive officers based in part on the continued strong performance of the leadership team in 2013 driving a 27% increase for the year in both net revenues and operating income, and the team’s ongoing management of a more complex and expanding global business and challenging long term growth plans. The company had finished 2013 with net revenues of $2.33 billion, and entered 2014 with a net revenues goal of $3.0 billion, finishing the year at $3.08 billion or 32% over 2013.

The following table summarizes adjustments made to base salaries for our named executive officers from 2013 to 2014:

Named Executive	Title	2014 Base Salary	Increase from 2013
Kevin A. Plank	Chairman of the Board and Chief Executive Officer	$ 26,000	0%
Brad Dickerson	Chief Financial Officer	$575,000	15.0%
Kip J. Fulks	Chief Operating Officer	$650,000	16.9%
Henry B. Stafford	Chief Merchandising Officer	$630,000	15.4%
Karl-Heinz Maurath	President, International	$450,000	11.5%

ANNUAL CASH INCENTIVE AWARD

Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The primary performance measures considered for 2014 were net revenues and profitability.

Net Revenues

For 2014, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2014, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

Profitability

In addition, our 2014 plan included levels of operating income growth for 2014. Assuming the minimum net revenue growth was achieved, annual incentive award amounts would vary based on our operating income for 2014, which includes the impact of the incentive awards. The plan also required that our operating income as a percentage of our net revenues for 2014, or our operating margin, not decrease from the 11.4% we achieved in 2013. Operating income measures were included to ensure that management was operating the business in a profitable manner.

Other Performance Measures

Our annual cash incentive plan for 2014 was based primarily on the overall company performance measures described above. For executives in charge of certain business units, generally 50% of their incentive award was tied to the performance of their respective business units based primarily on the net revenue growth and profitability of the business units. These measures, when combined with the other business units, align with the consolidated measures discussed above.

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2014:

2014 Annual Cash Incentive Plan Performance Measures
2014 Performance Measure				Required Growth from 2013

Net Revenues	Required to reach $2.7 billion to be eligible for any award			15.8%

Operating Margin	11.4%			Required to achieve same level as 2013

Operating Income*	Threshold	Target	Stretch	Threshold	Target	Stretch

	$318 million	$325 million	$332 million	20%	23%	25%

*   The higher operating income targets must include the funding for higher incentive award amounts. As a result, the company must otherwise increase operating income by approximately 8-9% to move from the threshold to target level, and another 7-8% to move from the target to stretch level, in order to fund higher incentive award amounts and achieve a higher operating income.

Our annual cash incentive plan for 2014 also considered our inventory position because of the continued significance of inventory management to our financial condition and our operating efficiency. We measured our inventory position based on our inventory days forward coverage at year-end. Inventory days forward coverage is a measure indicating the estimated number of days of future sales to cover the value of inventory at year-end. A lower number of days forward coverage is a general indicator of more efficient inventory management. Annual incentive award payouts could be adjusted down 0%-20% based on our failure to achieve 120 days or fewer of days forward coverage.

Incentive Award Levels

For 2014, the Compensation Committee set the following award levels under our annual cash incentive plan:

	Threshold	Target	Stretch
	(Pays at 40% of Target)		(Pays at 167% of Target)

Chief Executive Officer	$840,000	$2.1 million	$3.5 million

Other Named Executive Officers	24% of annual salary	60% of annual salary	100% of annual salary

The annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

The award levels for 2014 were substantially the same as the award levels for 2013, except for Mr. Plank. The Compensation Committee increased the stretch amount under the incentive plan for our CEO Mr. Plank to $3.5 million for 2014 (and adjusted the threshold and target amounts accordingly) based on his significant leadership role and continued strong performance, and his importance to the long-term future success of our company. The stretch amount for Mr. Plank was set at $2.5 million for 2013 and 2012. The committee also considered the continued low, nominal salary of $26,000 received by Mr. Plank for the past several years and the committee’s belief that his total compensation was well below the level appropriate for his leadership position and performance.

2014 Annual Cash Incentive Awards

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2014, as compared to our actual results for 2014 and 2013:

2013 Results	2014 Performance Measure			2014 Results	2014 v. 2013 Results
Net Revenue
$2.33 billion		$2.7 billion		$3.08 billion	+ 32%

Operating Margin
11.4%		11.4%		11.5%	+ 10 basis points

Operating Income
	Threshold	Target	Stretch

$265 million	$318 million	$325 million	$332 million	$354 million	+ 34%

Management and the Compensation Committee believed that the minimum net revenue level of $2.7 billion necessary for executives to be eligible for an annual cash incentive award for 2014 was set high enough to ensure that the minimum incentive award amounts would only be paid if we continued to demonstrate meaningful net revenue growth, and that operating income targets for 2014 were set appropriately to incentivize our management to continue to drive meaningful operating income growth.

Our performance for 2014 was strong across all measures considered under the annual cash incentive plan:

•	Net revenues were $3.08 billion, an increase of 32% over 2013, and well above the level of $2.7 billion required to be eligible for incentive awards under the plan.

•	Operating margin was 11.5%, an increase of 10 basis points over 2013, and above the 11.4% required to be eligible for incentive awards under the plan.

•	Operating income was $354 million, an increase of 34% over 2013, and at a level sufficient to fund incentive awards at approximately 115% of the target level under the plan while still maintaining an operating margin at 11.5%, above the minimum 11.4% required under the plan.

Our annual incentive plan challenged our executives to achieve an operating margin for 2014 at least equal to the 11.4% achieved in 2013, while still delivering strong net revenue and operating income growth. Our leadership team was disappointed that our strong net revenue growth did not result in higher operating income sufficient to fund annual incentive awards closer to the stretch level under the plan. While our results were strong across all of our business units, the team believed that we could have serviced certain parts of our business, including our North American wholesale business, in a more efficient and profitable manner and better managed our selling, general and administrative expenses to drive more profitability for the company. As a result, management recommended and the Compensation Committee approved a reduction in the incentive awards for our senior executives from approximately 115% to approximately 92% of the target level under the plan.

Our International business unit produced particularly strong results in 2014, with revenues increasing 96% over 2013. As a result, the Compensation Committee approved an annual incentive award for Mr. Maurath, our President of International, at approximately 133% of the target level under the plan.

We achieved an inventory forward days coverage of approximately 117 days at the end of 2014, an improvement over 2013 and satisfying the target of not more than 120 days set under the annual cash incentive plan. As a result, there were no reductions in annual incentive awards based on our inventory management.

The annual cash incentive award for our executives is primarily determined based on the company and business unit financial performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO and the other executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. For 2014, the committee did not make any further adjustments to the annual cash incentive awards for the named executive officers based on individual performance, beyond the adjustments discussed above.

For the annual cash incentive amounts paid to the named executive officers, see the “2014 Summary Compensation Table” below.

EQUITY AWARDS

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Amended and Restated Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

Performance Based Equity Awards for 2014

In February 2014, management recommended and the Compensation Committee approved a performance based restricted stock unit award to our executive officers and other members of management. Vesting of the target award amount is tied to achievement by the company of a certain combined operating income for 2014 and 2015, with 40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target, the shares earned under the award vest in three equal annual installments beginning in February 2016 as an incentive for the executive to remain with the company. Management and the committee believed that the performance targets were set high enough to ensure that the award vests only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of this equity award to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was based on a projected value of equity to be delivered over time and was generally tiered based on the employee’s level within the company. The threshold, target and maximum number of shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2014” table below.

Vesting of Prior Years Performance Based Equity Awards

In early 2012, the Compensation Committee approved the annual performance based restricted stock unit awards to our management. Vesting of the 2012 award was tied to achievement by the company of a certain combined operating income for 2013 and 2014 as follows:

•	forty percent of the award would be earned if the threshold level of $500 million was achieved, representing a nearly 20% compound annual growth rate in the three year period 2012-2014;

•	eighty percent of the award would be earned if the target level of $550 million was achieved, representing approximately a 23% compound annual growth rate in the three year period 2012-2014; and

•	all of the award would be earned if the stretch level of $580 million was achieved, representing more than a 25% compound annual growth rate in the three year period 2012-2014.

The committee set the growth targets to incentivize management to continue to drive strong operating income growth during the performance period. Following achievement of the performance targets, the earned shares vest 50% in February 2015 and 50% in February 2016.

In early 2013, the committee approved the annual performance based restricted stock unit awards to our management. For the 2013 award, the committee changed the performance measurement to be based on the combined operating income for the first and second years that followed, rather than the second and third years that followed as had been the case with the 2012 award. The committee believed it was more appropriate to set targets that are one and two years into the future, given the company’s rapid growth rate and the need to adjust our business and our investments in response to changes in the marketplace. As a result, vesting of the 2013 award, like the 2012 award, was based on the combined operating income for 2013 and 2014, using the same targets set for the 2012 award as described above. To maintain the same combined total vesting period, the committee added another year to the time-based vesting period following achievement of the performance targets, with 33-1/3% of the earned shares vesting in each of February 2015, February 2016 and February 2017.

The company achieved a combined operating income for 2013 and 2014 of $619 million, well above the stretch performance level for the awards of $580 million. As a result, all of the 2012 and 2013 performance awards were earned.

BENEFITS AND PERQUISITES

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2014 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits of approximately $20,000-$30,000. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

Other Compensation Practices

Equity Grant Practices

During 2014, equity awards were granted to executive officers at one of our regularly scheduled Compensation Committee meetings. Our practice is to grant stock options with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of Under Armour stock by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock. No director or executive officer of the company has any shares pledged as security.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2013, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years through the end of 2015.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to vesting of performance based restricted stock unit awards and the exercise of stock options, also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. Although we are able to record compensation expense for federal income tax purposes for other restricted stock awards in the year when the restricted stock award vests, the expense related to these outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

Harvey L. Sanders, Chairman

George W. Bodenheimer

Anthony W. Deering

2014 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers in 2014. In March 2015, we announced certain organizational changes, appointing Mr. Fulks as President of Product and Innovation, and Mr. Dickerson as Chief Operating Officer and Chief Financial Officer. Mr. Fulks’ and Mr. Dickerson’s titles throughout this Annual Proxy Statement refer to their titles as of December 31, 2014. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2014” below. For additional information regarding performance based stock awards granted each year and how the awards are presented in the table, please see Note (1) to the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin A. Plank Chairman of the Board and Chief Executive Officer	2014 2013 2012	26,000 26,000 26,000	0 0 0	1,600,000 784,226 0	1,921,500 2,375,000 1,500,000	8,690 3,262 3,623	3,556,190 3,188,488 1,529,623
Brad Dickerson Chief Financial Officer	2014 2013 2012	575,000 500,000 460,000	0 0 0	600,000 392,113 0	315,675 475,000 276,000	24,102 15,662 14,555	1,514,777 1,382,775 750,555
Kip J. Fulks Chief Operating Officer	2014 2013 2012	650,000 556,200 540,000	0 0 0	800,000 392,113 0	356,850 528,390 324,000	23,280 5,567 6,048	1,830,130 1,482,270 870,048
Henry B. Stafford Chief Merchandising Officer	2014 2013 2012	630,000 545,900 530,000	0 0 0	800,000 392,113 0	345,870 518,605 278,250	16,238 10,123 11,113	1,792,108 1,466,741 819,363
Karl-Heinz Maurath (5) President, International	2014 2013 2012	450,000 403,500 116,666	0 0 900,000	400,000 392,113 3,001,500	360,450 337,609 0	2,303,928 230,972 29,166	3,514,378 1,364,194 4,047,332

(1)	Values not included in the table: In 2012, 2013 and 2014, the Compensation Committee approved awards with vesting tied to company performance. SEC disclosure rules require us to present in the table above the fair value of each award as of the grant date. For the 2012 awards, the performance measurement period was two years and the period did not begin until the year following the year the awards were granted. Due to the long-term performance period and the challenging performance targets, achievement of the performance conditions was not deemed probable during the period the awards were granted. Therefore, the fair value of the 2012 awards were measured as $0 as of the grant date of the awards.

However, for the 2013 and 2014 awards, the performance measurement period was two years, and the period began in the year the award was granted. Achievement of the “threshold” performance condition was deemed probable during the periods the awards were granted and accordingly, the threshold level value, or 40% of the highest or “stretch” level value is included in the table for these awards.

In order to provide a year-over-year comparison of the value of each stock award, presented below are the fair values of the 2012, 2013 and 2014 awards at grant date assuming achievement of the threshold level of performance conditions for these performance awards.

Name	2012 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2013 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2014 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2014-2015) ($)
Kevin A. Plank	1,027,440	784,226	1,600,000
Brad Dickerson	513,720	392,113	600,000
Kip J. Fulks	513,720	392,113	800,000
Henry B. Stafford	411,024	392,113	800,000
Karl-Heinz Maurath	513,720	392,113	400,000

Below are the fair values of the 2012, 2013 and 2014 awards at grant date assuming achievement of the highest or “stretch” level of performance conditions for these performance awards.

Name	2012 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2013 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2014 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2014-2015) ($)
Kevin A. Plank	2,568,600	1,960,565	4,000,000
Brad Dickerson	1,284,300	980,282	1,500,000
Kip J. Fulks	1,284,300	980,282	2,000,000
Henry B. Stafford	1,027,560	980,282	2,000,000
Karl-Heinz Maurath	1,284,300	980,282	1,000,000

We ultimately achieved the “stretch” level of performance for the 2012 and 2013 awards based on our combined operating income for 2013 and 2014. The performance period for the 2014 awards continues through the end of 2015.

(2)	The equity grants included in this table are further described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2014” or “Outstanding Equity Awards at 2014 Fiscal Year-End” tables below. We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Reflects the amounts earned under our annual cash incentive plan for the applicable year. For discussion of the 2014 plan, see “Compensation Discussion and Analysis” above.
(4)	All Other Compensation for 2014 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(C)
Kevin A. Plank	7,650	1,040	0	0
Brad Dickerson	8,325	7,633	0	8,144
Kip J. Fulks	6,511	10,400	0	6,369
Henry B. Stafford	6,334	4,717	0	5,187
Karl-Heinz Maurath	13,928	0	100,000	2,190,000

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $20,000 to $30,000 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)	For Mr. Maurath, the other compensation includes a monthly allowance of $8,333 in 2014 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him.
(c)

The tax reimbursements include a gross-up amount to cover taxes on disability insurance premiums reflected in the table for Mr. Dickerson, Mr. Fulks and Mr. Stafford. We do not provide a tax gross-up to Mr. Plank at his request. In addition, Mr. Maurath primarily provides services from our international management office in Panama. We have agreed to provide a reimbursement to Mr. Maurath for U.S. income tax liabilities he incurs as a result of time we require him to spend working in the United States. This reimbursement totaled $2,190,000 for the 2013 tax year and 2014 tax year. Reimbursements for tax year 2013 totaling $690,000 were paid in early 2014. Reimbursements for tax year 2014 totaling $1,500,000 were paid throughout 2014.
(5)	Mr. Maurath joined our company in September 2012. His annual salary for 2012 was set at $400,000, and he was granted an equity award with time based vesting (in addition to the performance based awards described in Note (1) to the table). Mr. Maurath also received a signing bonus in 2012 of $500,000 and was guaranteed a bonus in 2012 of $400,000. These amounts are shown in the “Bonus” column.

Grants of Plan-Based Awards for 2014

The following table contains information concerning: (1) possible payments to the named executive officers under our 2014 annual cash incentive plan approved by the Compensation Committee in early 2014; and (2) estimated equity award payouts to the named executive officers in 2014 under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank		840,000	2,100,000	3,500,000
	2/11/14				29,812	59,624	74,530	1,600,000
Brad Dickerson		138,000	345,000	575,000
	2/11/14				11,180	22,360	27,950	600,000
Kip J. Fulks		156,000	390,000	650,000
	2/11/14				14,906	29,813	37,266	800,000
Henry B. Stafford		151,200	378,000	630,000
	2/11/14				14,906	29,813	37,266	800,000
Karl-Heinz Maurath		108,000	270,000	450,000
	2/11/14				7,454	14,907	18,634	400,000

(1)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2014 pursuant to our annual cash incentive plan based primarily on corporate performance. The threshold, target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The target incentive award for Mr. Plank was $2,100,000 and the target incentive award for the other named executive officers was 60% of base salary paid during the year. The threshold award was approximately 40% of the target award amount, and the maximum award was approximately 167% of the target award amount.
(2)	These performance based restricted stock unit awards vest based on our company achieving a certain combined operating income for 2014 and 2015. There are three performance levels for this award—40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target and subject to continued employment, the award amount earned will vest in three equal annual installments beginning in February 2016. If the threshold level is not achieved, the award will be forfeited. All of the shares vest sooner upon death or disability or upon an involuntary termination of employment following a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock units.
(3)	See Note (1) to the “2014 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units granted in 2014.

Employment Agreement

The company entered into an employment agreement (as required by local law) with Karl-Heinz Maurath in September 2012, with no set term, to serve as President of International. The company may terminate the agreement upon two months’ prior notice or immediately for cause as defined in the agreement. Pursuant to the agreement, Mr. Maurath receives a base salary of $400,000 per year, with salary merit increases subject to the discretion of the Compensation Committee, and he is eligible for an annual bonus up to a maximum of 100% of salary pursuant to our annual incentive compensation plan. He also receives an annual net living allowance of up to $100,000 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him, and participates in other standard benefit programs offered to executives of the company. The agreement also provides for an annual long-term incentive award at a level consistent with annual awards for Executive Vice Presidents at the company.

The agreement further provides that he will receive certain severance payments and benefits upon a termination of employment. These payments and benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” below. Under the agreement, he is subject to obligations regarding confidentiality of company information, protection of the company’s intellectual property and non-solicitation.

We do not have an employment agreement with any of our other named executive officers.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Kevin A. Plank	0	0			26,666(2)	1,810,621	74,530(7)	5,060,587
					120,000(3)	8,148,000
					80,516(4)	5,467,036

Brad Dickerson	38,000	0	3.43	3/9/2019	20,000(2)	1,358,000	27,950(7)	1,897,805
	168,000	0	7.10	3/8/2020	60,000(3)	4,074,000
					40,258(4)	2,733,518

Kip J. Fulks	72,000	0	7.10	3/8/2020	33,334(2)	2,263,379	37,266(7)	2,530,361
	150,000	50,000	18.92	11/20/2021	60,000(3)	4,074,000
					40,258(4)	2,733,518

Henry B. Stafford	201,000	0	8.13	5/31/2020	12,000(2)	814,800	37,266(7)	2,530,361
					48,000(3)	3,259,200
					40,258(4)	2,733,518

Karl-Heinz Maurath	0	0			30,000(5)	2,037,000	18,634(7)	1,265,249
					60,000(3)	4,074,000
					40,258(4)	2,733,518

(1)	Mr. Fulks’ 50,000 unvested options vest in one remaining annual installment in November 2015. All options vest sooner upon death or disability or a change in control of Under Armour.
(2)	These shares vested in February 2015.

(3)	These performance based restricted stock unit awards granted in 2012 were earned at the stretch level based on our company achieving a certain combined operating income for 2013 and 2014 and subject to continued employment, 50% of the award amount earned vested in February 2015 and the remaining 50% will vest one year later. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour.
(4)	These performance based restricted stock unit awards granted in 2013 were earned at the stretch level based on our company achieving a certain combined operating income for 2013 and 2014 and subject to continued employment, the award vests in three equal annual installments beginning in February 2015. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour.
(5)	25,000 shares will vest in August 2015 and the remaining 5,000 shares will vest in August 2016.
(6)	Based on $67.90 per share (the closing price of our Class A Stock on December 31, 2014).
(7)	See Note (2) to the “Grants of Plan-Based Awards for 2014” table above for the performance based vesting terms of these restricted stock units granted in 2014. The number of restricted stock units shown is the maximum number of shares that could vest under the award.

Option Exercises and Stock Vested in 2014

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Plank	0	0	26,666	1,413,298
Brad Dickerson	48,000	2,701,940	20,000	1,060,000
Kip J. Fulks	0	0	33,332	1,766,596
Henry B. Stafford	60,000	2,672,331	52,000	2,488,800
Karl-Heinz Maurath	0	0	45,000	3,097,800

(1)	Value realized represents market value at exercise less the exercise price.
(2)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2014

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2014.

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2014 ($)
Kevin A. Plank	0	0	82,434	0	1,438,629
Brad Dickerson	0	0	3,046	0	125,222
Kip J. Fulks	0	0	0	0	0
Henry B. Stafford	0	0	0	0	0
Karl-Heinz Maurath	0	0	0	0	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2014 incentive award that might be payable in early 2015, employees must have made an election by June 30, 2014. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2014. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2014” above.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Change in Control			15,425,658	15,425,658
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control			4,048,470	4,048,470
• Termination of employment for any other reason in connection with a Change in Control				0
• Disability			20,486,245	20,486,245
• Death			20,486,245	20,486,245

Brad Dickerson
• Change in Control			8,165,518	8,165,518
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,725,000	15,823	1,518,244	3,259,067
• Termination of employment for any other reason in connection with a Change in Control	575,000			575,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	345,000			345,000
• Disability			10,063,323	10,063,323
• Death			10,063,323	10,063,323

Kip J. Fulks
• Change in Control			11,519,772	11,519,772
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,950,000	15,823	2,024,289	3,990,112
• Termination of employment for any other reason in connection with a Change in Control	650,000			650,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	390,000			390,000
• Disability			14,050,133	14,050,133
• Death			14,050,133	14,050,133

Henry B. Stafford
• Change in Control			6,807,518	6,807,518
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,890,000	15,541	2,024,289	3,929,830
• Termination of employment for any other reason in connection with a Change in Control	630,000			630,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	378,000			378,000
• Disability			9,337,880	9,337,880
• Death			9,337,880	9,337,880

Karl-Heinz Maurath
• Change in Control			8,844,518	8,844,518
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,350,000		1,012,199	2,362,199
• Termination of employment for any other reason in connection with a Change in Control	450,000			450,000
• Termination of employment without Cause	900,000			900,000
• Disability	450,000		10,109,767	10,559,767
• Death			10,109,767	10,109,767

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•	any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•	the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and for the equity awards, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•	any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements and for the equity awards, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the change in control severance agreement; or

•	a material breach by us of any of the terms of the change in control severance agreement.

Benefits and Payments

Upon a Change in Control

For awards granted prior to 2014, restricted stock units and performance based restricted stock units vest upon a change in control and a portion of stock options vest upon a change in control. The amounts reflect the value of restricted stock units and performance based restricted stock units on December 31, 2014 and, for stock options that vest, the value of the stock covered by the option on December 31, 2014 less the exercise price. See “Outstanding Equity Awards at 2014 Fiscal Year-End” table for the equity awards that vest upon a change in control.

For awards granted beginning in 2014, all restricted stock units and all performance based restricted stock units require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and a termination of the award holder’s employment without Cause or by the executive for Good Reason in connection with that change of control for the vesting of unvested equity awards to accelerate. For any performance based restricted stock unit awards for which the performance period is not complete, the number of shares at the target level of performance would be accelerated.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant);

•	a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•	a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•	for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment without Cause

In the event the company terminates Mr. Maurath’s employment without cause he would receive his salary for one year and a pro-rata bonus for the year he was terminated (assumed in this case to be the maximum bonus).

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period. Mr. Maurath is not subject to this agreement due to limitations under local law.

Disability

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s disability.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received monthly supplemental disability insurance payments of $20,000 until age 65. Mr. Maurath is covered by a separate disability insurance policy that pays monthly disability insurance payments of $30,000 until age 65. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us. In addition, under his employment agreement, if Mr. Maurath becomes disabled he continues to receive his salary for one year.

Death

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s death.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(Proposal 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

At our 2014 Annual Meeting of Stockholders, 99% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The Compensation Committee believes the results of the 2014 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR”

the approval of our executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,840,362	8.28	22,118,204
Equity compensation plans not approved by security holders	2,017,578	9.25	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 5,028,768 restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance as of December 31, 2014 includes 19,287,554 shares of our Class A Common Stock under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan (“2005 Stock Plan”) and 2,830,650 shares of our Class A Common Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Common Stock and other equity awards. Refer to Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2014 (our 2014 10-K).

The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 1,920,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights, and 97,578 shares of our Class A Common Stock to be issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners. These deferred stock units are not included in the weighted average exercise price calculation above. See Note 12 to the Consolidated Financial Statements included in our 2014 10-K for a further discussion of the warrants. The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a 1 to 10 year period, depending on the contract. The deferred stock units are non-forfeitable.

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2014. The list includes only those employees with annual compensation in 2014 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law: Koby Fulks, Senior Manager of Hunt/Fish Marketing and brother to Kip Fulks, our Chief Operating Officer in 2014, $132,799 (includes his 2014 salary and 2014 bonus paid in early 2015).

A company owned by Kevin Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. From January 2014 through May 2014, we paid a fixed monthly lease payment of $133,333. Beginning in June 2014, the fixed monthly rate was increased to $166,667 to bring the rate more in line with fair market value. For 2014, our total lease payments to Kevin Plank’s company was $1,833,334 for our business use of the aircraft. We determined that the lease payment rates are at or below the fair market value lease rate for this aircraft based on a third party appraisal. The Audit Committee determined these lease terms were reasonable and that we would benefit by the use of the aircraft for company business.

In addition, in 2014 we entered into a lease agreement with an entity controlled by Kevin Plank to lease office space located near our principal offices in Baltimore in order to expand our corporate headquarters to accommodate our growth needs. The lease has a 10 year term beginning in 2016. Lease payments are expected to begin at $1.1 million annually with an annual escalation of 2.0% thereafter for approximately 130 thousand square feet. No amounts were paid in 2014. Following a third party appraisal, we determined the lease payments were at or below fair market lease rates. We also determined that the location of the property as well as other favorable terms of the lease, such as renewal options and the right to occupy approximately 40 thousand square feet of additional space without increased lease payments, provided us with overall terms that were both fair and reasonable to us and provided flexibility otherwise unavailable at alternative locations.

The Audit Committee approved the terms of each of these leases in accordance with our policy on transactions with related persons.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•	whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

APPROVAL OF SECOND AMENDED AND RESTATED 2005 OMNIBUS LONG-TERM INCENTIVE PLAN

(Proposal 3)

On February 17, 2015, the Board of Directors adopted the Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (which we refer to as the 2005 Plan), subject to the approval of our stockholders at the Annual Meeting. The 2005 Plan would amend and restate our existing Amended and Restated 2005 Omnibus Long-Term Incentive Plan (which we refer to as the Prior Plan), which expires by its terms in November 2015. We are submitting the 2005 Plan to our stockholders for approval in order to extend the plan for an additional ten-year term and make certain updates to the plan. We are not asking for an increase in the number of shares available for issuance under the 2005 Plan.

The following is a description of the material features of the 2005 Plan. We have also identified the material amendments to the Prior Plan that will be made if our stockholders approve the 2005 Plan. The 2005 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following description and summary are qualified in their entirety by reference to Appendix A. Certain awards have been made under the 2005 Plan, subject to stockholder approval of the plan.

Approval of the 2005 Plan requires the affirmative vote of a majority of the votes cast at the 2015 Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of the Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

Summary of the 2005 Plan

Purpose of Plan. The purpose of the 2005 Plan is to enhance our ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve our company and to use maximum effort to improve the business results and earnings of our company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of our company.

Administration of the Plan. Our Compensation Committee has such powers and authorities related to the administration of the 2005 Plan as are consistent with our corporate governance documents and applicable law. Each committee member will be a “non-employee director” within the meaning of the exemption under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Currently, our Compensation Committee is comprised of three directors who meet these independence requirements and who also qualify as independent directors under the corporate governance listing standards of the New York Stock Exchange, as well as the New York Stock Exchange’s additional independence requirements for compensation committee members. The committee has the authority to determine, among other things, who receives awards, what type of awards are granted, the number of shares of our Class A Stock subject to an award, the terms and conditions of each award and the form of each award agreement. The committee has the authority to amend, modify or supplement the terms of any outstanding award, to interpret and administer the plan and any award agreement and to establish rules and regulations for the administration of the plan.

Term of the Plan. Upon approval by our stockholders, the 2005 Plan will be effective as of February 17, 2015, and will terminate on February 17, 2025.

Amendment and Termination. Our Board of Directors may at any time amend, suspend, or terminate the 2005 Plan as to any awards which have not been made. An amendment will be contingent on approval of our stockholders to the extent stated by our Board, required by applicable law or required by applicable stock exchange listing requirements. No awards will be made after termination of the plan. No amendment, suspension, or termination of the plan will, without the consent of the holder of the award, impair rights or obligations under an outstanding award.

No Repricing of Stock Options or Stock Appreciation Rights. The 2005 Plan prohibits, without the approval of our stockholders, any amendment or modification of an outstanding stock option or stock appreciation right that reduces the exercise price of the award, either by lowering the exercise price or by canceling the outstanding award and granting a replacement award with a lower exercise price, or that otherwise would be treated as a repricing under the rules of The New York Stock Exchange or cause the award to be treated as deferred compensation subject to the limitations of Internal Revenue Code Section 409A. The 2005 Plan further prohibits, without the approval of our stockholders, the cash repurchase of an outstanding stock option or stock appreciation right when the fair market value of a share is lower than the exercise price of such stock option or stock appreciation right.

Shares Available for Plan Awards. The maximum number of shares of our Class A Stock available for issuance under the Prior Plan was 40,000,000, with 18,381,868 shares as of February 25, 2015 remaining available for issuance of future awards. The 2005 Plan will not increase the shares available under the Prior Plan. Any of the available shares may be issued pursuant to incentive stock options. The maximum number of shares of stock with respect to which stock options or stock appreciation rights may be granted in any calendar year to any one person is 1,000,000. Shares that are withheld from an award or surrendered in payment of any exercise price or taxes relating to the award will be treated as delivered and will reduce the shares available under the plan. Any shares covered by an award that are not purchased or are forfeited, settled in cash or otherwise terminated without delivery of shares to the award holder will be available for future grants under the 2005 Plan. The number and class of shares available under the 2005 Plan and/or subject to outstanding awards, as well as the maximum number of shares with respect to which stock options or stock appreciation rights may be granted in any calendar year to any one person, will be equitably adjusted in the event of various changes in the capitalization of our company. See “—Performance Awards” below for the maximum number of shares of stock that may be granted under a performance based equity award, other than an option or stock appreciation right, to any one person in any calendar year.

Eligibility and Participation. Awards may be made to an employee, officer or director of our company or an affiliate of our company, a consultant or adviser providing services to our company or an affiliate of our company, or any other individual whose participation is determined by the Compensation Committee to be in the best interests of our company. At December 31, 2014, we had approximately 10,700 employees.

Type of Awards. The 2005 Plan authorizes awards of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and unrestricted stock units and dividend equivalent rights, as well as performance-based equity awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award stock options, including incentive stock options and non-qualified stock options, and stock appreciation rights to eligible persons. The committee may award stock appreciation rights in tandem with or as a component of other awards or as stand-alone awards.

Exercise Price of Stock Options and Stock Appreciation Rights. The exercise price per share of a stock option or stock appreciation right will in no event be less than 100% (or 110% in the case of an incentive stock option issued to a person who owns more than ten percent of the total combined voting power of all classes of our outstanding stock) of the fair market value per share of our Class A Stock underlying the award on the grant date; provided that with respect to awards made in substitution for or in exchange for awards made by an entity we acquire, the exercise price does not need to be at least the fair market value on the date of the substitution or exchange. A stock appreciation right confers a right to receive, upon exercise, the excess of the fair market value of one share of our Class A Stock on the date of exercise over the grant price of the stock appreciation right. The grant price may be fixed at the fair market value of a share of our Class A Stock on the date of grant or may vary in accordance with a predetermined formula while the stock appreciation right is outstanding; provided that the grant price may not be less than the fair market value of a share of our Class A Stock on the grant date. A stock appreciation right granted in tandem with an outstanding stock option following the grant date of such stock option may have a grant price that is equal to the stock option’s exercise price; provided, however, that the stock appreciation right’s grant price may not be less than the fair market value of a share of our Class A Stock on the grant date of the stock appreciation right.

Vesting of Stock Options and Stock Appreciation Rights. The Compensation Committee will determine when a stock option or stock appreciation right will become exercisable and the effect of termination of service on such award, and include such information in the award agreement.

Special Limitations on Incentive Stock Options. The Compensation Committee may award incentive stock options only to an employee of our company or a subsidiary corporation of our company and only to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of our Class A Stock with respect to which all incentive stock options held by the employee become exercisable for the first time during any calendar year does not exceed $100,000.

Exercise of Stock Options and Stock Appreciation Rights. A stock option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). To the extent permitted under the award agreement, the payment may be made through cash, delivery of shares, broker assisted cashless exercises, net exercise or in any other form consistent with applicable law. The Compensation Committee has the discretion to determine the method or methods by which a stock appreciation right may be exercised.

Expiration of Stock Options and Stock Appreciation Rights. Stock options and stock appreciation rights will expire at such time as the Compensation Committee determines; provided, however that no stock option may be exercised more than ten years from the date of grant, or in the case of an incentive stock option held by a person that owns more than ten percent of the total combined voting power of all classes of our outstanding stock, not more than five years from the date of grant.

Restricted Stock and Restricted Stock Units. At the time a grant of restricted stock or restricted stock units is made, the Compensation Committee establishes the applicable “restricted period” and any restrictions in addition to or other than the expiration of such restricted period, including the satisfaction of any performance objectives. Unless the committee otherwise stipulates in an award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. The committee may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same restrictions applicable to such restricted stock. All distributions, if any, received by a holder of restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant. Holders of restricted stock units will have no rights as stockholders of our company. The committee may provide that the holder of restricted stock units will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional restricted stock units.

Unless the Compensation Committee otherwise provides, upon the termination of a person’s service, any restricted stock or restricted stock units held by the person that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited.

The Compensation Committee may grant restricted stock or restricted stock units to a person in respect of services rendered and other valid consideration, or in lieu of or in addition to any cash compensation due the person.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Compensation Committee, the restrictions applicable to shares of restricted stock or restricted stock units will lapse. Restricted stock units may be settled in cash or stock as determined by the committee and set forth in the award agreement.

Unrestricted Stock Awards. The Compensation Committee may grant or sell an unrestricted stock or unrestricted stock unit award to an eligible person in respect of services rendered and other valid consideration, or in lieu of or in addition to any cash compensation due the person.

Dividend Equivalent Rights. A dividend equivalent right is an award entitling a person to receive credits based on cash or stock distributions that would have been paid on the shares of our Class A Stock if such shares had been issued to and held by the person. A dividend equivalent right may be granted as a component of another award or as a freestanding award. The terms and conditions of dividend equivalent rights will be specified in the award agreement.

Performance Awards. Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our chief executive officer and to our three other most highly compensated executive officers (other than our chief financial officer) as disclosed in our Proxy Statement may be limited to the extent that it exceeds $1,000,000 in any one year. We can only deduct compensation in excess of that amount if it qualifies as performance-based compensation under Section 162(m). Performance-based compensation includes compensation payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by our stockholders.

Under the 2005 Plan, our Compensation Committee may approve an equity award that is subject to the attainment of one or more performance goals. To qualify the equity award under Section 162(m) of the Internal Revenue Code, the grant, exercise or settlement of the award must be contingent upon the achievement of pre-established, objective performance goals over a performance period established by the committee. In establishing the performance goals, the committee must use one or more of the several business criteria listed in the 2005 Plan, which include the following, and which may be applied to Under Armour as a whole, and/or to specified subsidiaries or business units of Under Armour: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity. Performance goals must be established in writing no later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain. The committee may reduce, but not increase, the amount of the award that is earned based upon achievement of the performance goals. The committee must certify in writing prior to grant, exercise or settlement of the award that the performance goals were in fact satisfied.

The measurement of any performance goal may include or exclude any of the following events that occur during or otherwise impact a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary and/or nonrecurring items as described in our financial statements or notes thereto and/or in management’s discussion and analysis of financial condition and results of operations, and in any case appearing in our annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. Any inclusions or exclusions will be prescribed in a form that meets the requirements of Section 162(m) of the Internal Revenue Code for deductibility.

The maximum number of shares of stock that may be granted under a performance based equity award to any one person in any calendar year is 500,000, other than an option or stock appreciation right (which are subject to a 1,000,000 maximum). These limitations on the maximum number of shares of stock that may be granted under various awards will be equitably adjusted in the event of various changes in the capitalization of our company.

Adjustment for Corporate Changes. Unless otherwise determined by the Compensation Committee, awards that would become vested within the twelve months following a change in control (as defined in the 2005 Plan) will be immediately vested on such change in control. Beginning in 2014, the committee has generally provided that all restricted stock and restricted stock units and other equity awards will vest upon a change in control only if an employee is terminated without cause or for good reason (generally referred to as a “double trigger”). In the event of a recapitalization, reclassification, stock split, or other similar change affecting our Class A Stock, we will adjust proportionately and accordingly the number and kinds of shares for which awards may be made under the plan, including the maximum number of shares of Class A Stock under a performance based equity award or with respect to which stock options or stock appreciation rights may be granted pursuant to the plan in any calendar year to any one person, and the number and kind of shares for which awards are outstanding so that the proportionate interest of the person holding the award immediately following such event will, to the extent practicable, be the same as immediately before such event.

If we undergo any reorganization, merger, or consolidation with one or more other entities and there is a continuation, assumption or substitution of stock options and stock appreciation rights in connection with the transaction, any stock option or stock appreciation right previously granted will apply to the securities to which a holder of the number of shares of stock subject to such award would have been entitled immediately following such transaction, with a corresponding proportionate adjustment of the exercise price per share. If we undergo any such transaction and there is not a continuation, assumption or substitution of stock options and stock appreciation rights in connection with the transaction, then in the Compensation Committee’s discretion, each stock option and stock appreciation right may be canceled in exchange for the same consideration that the person otherwise would receive as a stockholder in connection with the transaction (or cash equal to such consideration) if the person held the number of shares of stock generally obtained by dividing (i) the excess of the fair market value of the number of shares of stock that remain subject to the exercise of the vested portion of such award immediately before such transaction over the total exercise price for such vested portion, by (ii) the fair market value of a share of stock on such date.

Clawback Events. The 2005 Plan provides that any award subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy we adopt pursuant to any such law, government regulation or stock exchange listing requirement) and the Compensation Committee, in its sole and exclusive discretion, may require that any award recipient reimburse us for all or part of the amount of any payment in settlement of any award.

Nontransferability of Awards. Generally, only the person who received a stock option or stock appreciation right may exercise the award and no such award will be assignable or transferable other than by will or laws of descent and distribution. However, the 2005 Plan permits the Compensation Committee to adopt procedures to allow an award recipient to designate a beneficiary to exercise the rights of the recipient and receive any distribution with respect to the awards upon the recipient’s death. In addition, if authorized in the award agreement, the person may transfer, not for value, all or part of the award (other than an incentive stock option) to certain family members. Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee.

Tax Withholding and Tax Offset Payments. We will have the right to deduct from payments of any kind otherwise due to a person any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award to such person, upon the issuance of any shares of stock upon the exercise of a stock option or stock appreciation right or pursuant to an award.

Summary of Material Amendments to 2005 Plan

The material amendments being made by the amendment and restatement of the Prior Plan into the 2005 Plan are as follows:

•	Removal of share recycling provisions in connection with withholdings: The Prior Plan allowed shares that were withheld from an award or surrendered in payment of any exercise price or taxes relating to the award to be treated as not delivered and would therefore not reduce the shares available under the Prior Plan. As amended, the 2005 Plan will treat these shares as delivered and any withheld or surrendered shares will reduce the shares available under the plan. See “Summary of 2005 Plan–Shares Available for Plan Awards” above.

•	Measurement of performance goals may include or exclude the impact of certain events: The 2005 Plan specifies that the measurement of any performance goal in connection with performance-related awards may include or exclude certain events that occur during or otherwise impact a performance period. See “Summary of 2005 Plan–Performance Awards” above. This provision was not included in the Prior Plan.

•

Updates to Maximum Grant Limitations:  In order to qualify the awards as performance-based compensation under Section 162(m) of the Internal Revenue Code, and not limit the federal income tax deductibility of the compensation expense related to the awards, the 2005 Plan limits the maximum number of shares of stock with respect to which performance-based equity awards that can be granted in any calendar year to any one person to 500,000 shares, and the maximum number of shares of stock with respect to which stock options or stock appreciation rights may be granted in any calendar year to any one person to 1.0 million. As a result of two separate stock splits undertaken by Under Armour in 2012 and 2014, the limitations under the Prior Plan had increased to 2.0 million and 4.0 million, respectively. We are resetting these limitations to align with the limitations previously included in the plan prior to these stock splits, which were previously approved by our stockholders. We believe these amounts are sufficient to cover any significant future equity award that may be granted to a senior executive, including to attract or retain such a person. Although we do not currently anticipate making awards of this size, we believe it is prudent to set a reasonably high limitation to preserve the maximum flexibility for our Compensation Committee in determining the appropriate level of equity awards while preserving the company’s tax deduction.

•	Clawback requirements will be imposed on certain award recipients: Under the 2005 Plan, any award which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to deductions and clawback as may be required thereunder, or under any policy the Company may adopt. See “Summary of 2005 Plan–Clawback Events” above. This provision was not included in the Prior Plan.

The 2005 Plan amends the Prior Plan in a number of other respects that we do not view to be material. These other amendments are intended to reflect current best practices, including with respect to matters such as prohibiting the cash buyout of underwater options and allowing net exercise with respect to the exercise of options.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences to our company and to U.S. taxpayers of awards granted under the 2005 Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

Non-Qualified Stock Options and Stock Appreciation Rights. No taxable income is reportable when a non-qualified stock option or stock appreciation right is granted to a person. Upon exercise, generally, the person will have ordinary income equal to the fair market value of the underlying shares of our Class A Stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the person.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for persons who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the incentive stock option is exercised). If the person exercises the incentive stock option and then sells the underlying shares of our Class A Stock more than two years after the grant date and more than one year after the exercise date, the sale price minus the exercise price will be taxed as capital gain or loss. If the person exercises the incentive stock option and sells the shares before the end of the two- or one-year holding periods, then the person generally will have ordinary income at the time of the sale equal to the fair market value of the shares of our Class A Stock on the exercise date (or the sale price, if less) minus the exercise price of the incentive stock option, and any additional gain on the sale will be treated as capital gain.

Restricted Stock and Restricted Stock Units. A person receiving restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, the person timely elects under Internal Revenue Code Section 83(b) to be taxed at that time. Instead, the person will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares of our Class A Stock (or cash) received.

Unrestricted Stock and Unrestricted Stock Units. A person receiving an unrestricted stock or unrestricted stock unit award will have taxable income when the shares underlying the award are delivered equal to the fair market value of the shares on the delivery date.

Tax Effect for Our Company. We generally will receive a tax deduction for any ordinary income recognized by a person with respect to an award under the 2005 Plan (for example, upon the exercise of a non-qualified stock option or the vesting of a restricted stock award). In the case of incentive stock options that meet the holding period requirements described above, the person will not recognize ordinary income; therefore, we will not receive a deduction. Special rules under Internal Revenue Code Section 162(m) limit the deductibility of compensation paid to our Chief Executive

Officer and to each of our three other most highly compensated executive officers (other than the chief financial officer) named in the summary compensation table, provided that the executive officer is employed by us as an executive officer as of the end of that year. Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, we can preserve the deductibility of compensation related to the exercise of stock options or stock appreciation rights or the vesting of performance-based equity awards if certain conditions of Section 162(m) are met, including shareholder approval of the 2005 Plan with set limits on the number of such awards that any person may receive in a given period. Preserving the deductibility of performance-based equity awards also requires shareholder approval of the 2005 Plan with respect to certain key terms of performance related equity awards, as described in further detail above. The 2005 Plan has been designed to permit the Compensation Committee to grant stock options, stock appreciation rights and performance-based equity awards that satisfy the conditions of Section 162(m). Our deduction may also be limited by Internal Revenue Code Section 280G.

New Plan Benefits

The following reflects grants made under the 2005 Plan in February 2015, subject to shareholder approval of the 2015 Plan. All future awards to directors, executive officers, and employees will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the plan at this time.

Name and Position	Number of Units(1)
Kevin A. Plank, Chairman of the Board and Chief Executive Officer	138,275
Brad Dickerson, Chief Financial Officer	55,310
Kip J. Fulks, Chief Operating Officer	55,310
Henry B. Stafford, Chief Merchandising Officer	55,310
Karl-Heinz Maurath, President, International	13,718
Executive Group	383,769
Non-Executive Director Group	0
Non-Executive Officer Employee Group	701,917

(1)	Includes performance based restricted stock unit awards and, with respect to Mr. Plank, Mr. Dickerson, Mr. Fulks and Mr. Stafford, performance based stock option awards, in each case with vesting tied to company performance. With respect to any performance based awards, the information in the table above reflects the number of performance awards assuming achievement of the highest or “stretch” level of performance conditions for these performance awards.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2015. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2014 and 2013 for services rendered to Under Armour were as follows:

	2014	2013
Audit Fees	$1,577,886	$1,413,795
Audit-Related Fees	202,559	—
Tax Fees	157,891	161,327
All Other Fees	4,500	87,896

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2014, audit-related fees consisted of compliance services.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2103 and 2014, tax fees primarily included assistance with a tax credit review and consulting on customs valuations.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2014 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2014 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2015. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2014 and 2013, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2014, except for one statement of changes in beneficial ownership of securities of Form 4. A.B. Krongard, a non-management director, sold 9,500 shares on February 20, 2014. The filing for this transaction was inadvertently omitted and promptly made after the mistake was discovered on March 7, 2014.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our Proxy Statement pursuant to SEC rule 14a-8 for our 2016 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 19, 2015.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2016 Annual Meeting of Stockholders, but which will not be included in the Proxy Statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2016 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 20, 2015 and no later than December 19, 2015. However, if we delay or advance mailing notice of the 2016 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2015 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2016 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2016 Annual Meeting, if that date is later).

Appendix A

UNDER ARMOUR, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS LONG-TERM INCENTIVE PLAN

Under Armour, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”) as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. The effective date of the Amended and Restated 2005 Omnibus Long-Term Incentive Plan was November 18, 2005. Effective February 17, 2015, subject to shareholder approval, the Company amended and restated the Plan, without increasing the number of reserved shares pursuant to Section 4, to: (a) extend the expiration date of the Plan until the tenth anniversary of the approval of the second amended and restated Plan by the stockholders of the Company, and (b) to make certain other changes as set forth herein.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1          “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2          “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Unrestricted Stock, or Dividend Equivalent Rights under the Plan.

2.3          “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.4          “Board” means the Board of Directors of the Company.

2.5          “Change in Control” shall have the meaning set forth in Section 15.2.

2.6          “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.7          “Committee” means a committee of the Board comprised of at least two (2) members appointed by the Board. Each Committee member shall be a “non-employee director” within the meaning of the exemption under Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

2.8          “Company” means Under Armour, Inc., a Maryland corporation, or any successor corporation.

2.9          “Disability” means, unless otherwise stated in the applicable Award Agreement, a physical or mental condition of the Grantee with respect to which the Grantee is eligible for benefits under a long-term disability plan sponsored by the Company or an Affiliate or would be eligible if the Grantee had purchased coverage under such long-term disability plan; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.10          “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.11          “Effective Date” This Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan is effective February 17, 2015, subject to shareholder approval; provided, however, approval by the stockholders of the Company must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board.

2.12           “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.13          “Fair Market Value” means the value of a share of Stock, determined as follows: if on the grant date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the grant date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith using a reasonable valuation method in accordance with Section 409A of the Code.

2.14          “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.

2.15          “Grantee” means a person who receives or holds an Award under the Plan.

2.16          “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.17          “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.18          “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.19          “Option Price” means the exercise price for each share of Stock subject to an Option.

2.20          “Plan” means this Second Amended and Restated Under Armour, Inc. 2005 Omnibus Long-Term Incentive Plan.

2.21          “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.22          “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.23          “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.24          “SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 9 hereof.

2.25          “Section 409A” shall mean Section 409A of the Code and the regulations and other binding guidance promulgated thereunder.

2.26          “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.27          “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate; provided, however, if any Award governed by Section 409A is to be distributed on a termination of Service, then Service shall be terminated when the Grantee has a “separation from service” within the meaning of Section 409A. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.

2.28          “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.29          “Stock” means the class A common stock, par value $.0003 1/3 per share, of the Company.

2.30          “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.31          “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.32          “Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

2.33          “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.34          “Unrestricted Stock” means an Award pursuant to Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	General.

The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Committee shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i)                  designate Grantees,

(ii)                 determine the type or types of Awards to be made to a Grantee,

(iii)                determine the number of shares of Stock to be subject to an Award,

(iv)                establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v)                 prescribe the form of each Award Agreement, and

(vi)                amend, modify, or supplement the terms of any outstanding Award, including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR that (i) causes the Option or SAR to become subject to Section 409A, or (ii) without the approval of the stockholders of the Company, (a) reduces the Option Price or SAR Exercise Price, either by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR and granting a replacement Option or SAR with a lower Option Price or SAR Exercise Price, (b) would be treated as a re-pricing under the rules of The New York Stock Exchange or the otherwise applicable stock exchange, or (c) provides for the cash repurchase of Options or SARs when the Fair Market Value of a share of Stock is lower than the Option Price of such Option or the SAR Exercise Price of such SAR; provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 15.

3.2.	No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.3.	Book Entry.

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 15, the maximum number of shares of Stock available for issuance under the Plan shall be 40.0 million. All such shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider or other participant in the Plan shall be 1.0 million. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4. Subject to any limitations of the Code, the following shares of Stock subject to an Award shall not reduce the number of shares of Stock available for delivery in connection with future Awards under the Plan: (a) any shares of Stock that are subject to any Award which for any reason expires or is terminated, forfeited or canceled without having been fully exercised or satisfied, (b) any Award based on shares of Stock that is settled for cash, expires or otherwise terminates without the issuance of such Stock, and (c) Stock delivered under the Plan in connection with the continuation, assumption or substitution of Options and SARs pursuant to Section 15.4. To the extent that the Option Price of any Option granted under the Plan, or if pursuant to Section 16.3 the withholding obligation of any Grantee with respect to an Option or other Award, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, such shares of Stock shall be deemed to have been delivered for purposes of the limits set forth in this Section 4. Upon the exercise of a SAR, the total number of Shares subject to such exercise shall reduce the number of Shares available for delivery under the Plan.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Term.

The Plan shall be effective as of the Effective Date. No further Awards may be made under the Plan on or after the ten (10) year anniversary of the Effective Date.

5.2.	Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded; provided, however, that the Board may amend the Plan and the Committee may amend any Award or Award Agreement, either retroactively or prospectively, without the consent of the Grantee, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, and/or so that any Award that is intended to qualify as performance-based compensation qualifies for such exception under Code Section 162(m), or (y) if the Board or the Committee determines in its discretion that such amendment either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers and Other Persons.

Subject to this Section 6, Awards may be made to: (i) any Service Provider, including any Service Provider who is an officer or director of the Company or of any Affiliate, as the Committee shall determine and designate from time to time, and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2.	Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall have the right to require the surrender of such other Award in consideration for the grant of the new Award.

7.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the related Award Agreement. The Option Price of each Option shall be at least the Fair Market Value on the grant date of a share of Stock; provided, however, that (a) in the event that a Grantee is a Ten Percent Stockholder as of the grant date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the grant date, and (b) with respect to Awards made in substitution for or in exchange for awards made by an entity acquired by the Company or an Affiliate, the Option Price does not need to be at least the Fair Market Value on the grant date.

8.2.	Vesting.

Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3.	Term.

Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the grant date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the related Award Agreement (the “Termination Date”); provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the grant date shall not be exercisable after the expiration of five years from its grant date. An Award Agreement may provide that the period of time over which an Option (other than an Incentive Stock Option) may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Grantee’s exercise of such Option would violate an applicable law or the Grantee is subject to a “black-out” period; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such law or be subject to such “black-out” period.

8.4.	Termination of Service.

Each Award Agreement at the grant date shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.6.	Rights of Holders of Options.

Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 15 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7.	Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled, subject to Section 3.3 hereof, to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.8.	Transferability of Options.

Except as provided in Section 8.9, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetence, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.9, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.9.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this

Section 8.9, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.9, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.9 or by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may also provide that Options may be transferred to persons other than Family Members. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.10.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment.

An SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price, as determined by the Committee. The Award Agreement for an SAR shall specify the SAR Exercise Price, which may be fixed at the Fair Market Value of a share of Stock on the grant date or may vary in accordance with a predetermined formula while the SAR is outstanding; provided that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the grant date, except with respect to Awards made in substitution for or in exchange for awards made by an entity acquired by the Company or an Affiliate, in which case the SAR Exercise Price does not need to be at least the Fair Market Value on the grant date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. An SAR granted in tandem with an outstanding Option following the grant date of such Option may have a SAR Exercise Price that is equal to the Option Price; provided, however, that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the grant date of the SAR.

9.2.	Other Terms.

The Committee shall determine at the grant date or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.	Restrictions.

At the time of grant, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions.

10.2.	Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership, subject to Section 3.3 hereof, representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the grant date. The Committee may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3.	Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.4.	Rights of Holders of Restricted Stock Units.

10.4.1.	Settlement of Restricted Stock Units.

Restricted Stock Units may be settled in cash or Stock, as determined by the Committee and set forth in the Award Agreement.

10.4.2.	Voting and Dividend Rights.

Holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Committee may provide in an Award Agreement that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock, which may be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid to shareholders.

10.4.3.	Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, and the Grantee shall have no further rights with respect to such Award.

10.6.	Consideration.

The Committee may grant Restricted Stock or Restricted Stock Units to a Grantee in respect of Services rendered and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

10.7.	Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, subject to Section 3.3 hereof, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at a Purchase Price determined by the Committee) an Award of unrestricted stock or unrestricted stock units to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Awards of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of Services rendered and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee. The provisions of Section 10.4 shall apply to any awards of unrestricted stock units.

12.	FORM OF PAYMENT FOR AWARDS

12.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, Restricted Stock Units or Unrestricted Stock, shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 12.

12.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, Restricted Stock Units or Unrestricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.	Cashless Exercise.

To the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price, and any withholding taxes described in Section 16.3, on the date of exercise.

12.4.	Net Exercise.

To the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made by instructing the Committee to withhold a number of shares of Stock otherwise deliverable to the Grantee pursuant to exercise of the Option having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price.

12.5.	Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price may be made in any other form that is consistent with applicable laws, regulations and rules.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the Grantee to receive credits based on cash or stock distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the Grantee. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another award or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award. Notwithstanding any provision of this Section 13.1 to the contrary, no Dividend Equivalent Right may provide for settlement directly or indirectly contingent upon the exercise of an Option or Stock Appreciation Right.

13.2.	Termination of Service.

Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	REQUIREMENTS OF LAW

14.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which grants of Options and other Awards may be made under the Plan, including the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider or other participant in the Plan, shall be adjusted proportionately and accordingly by the Company; provided that any such adjustment shall comply with Section 409A. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

15.2.	Definition of Change in Control.

“Change in Control” shall mean the occurrence of any of the following:

a.	Any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that a Change in Control shall not be deemed to occur if an employee benefit plan (or a trust forming a part thereof) maintained by the Company, and/or Kevin Plank and/or his immediate family members, directly or indirectly, become the beneficial owner, of more than fifty percent (50%) of the then-outstanding voting securities of the Company after such acquisition;

b.	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. ‘Incumbent Directors’ shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

c.	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in (a) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as prior to such merger or consolidation; or (b) the directors of the Company immediately prior thereto continuing to represent at least fifty percent (50%) of the directors of the Company or such surviving entity immediately after such merger or consolidation; or

d.	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

15.3.	Effect of Change in Control

The Committee shall determine the effect of a Change in Control upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Unless otherwise determined by the Committee, Awards that would become vested within the twelve months following the effective date of such Change in Control shall be immediately vested on such Change in Control. The Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Change in Control, including, but not limited to, accelerated vesting, termination or assumption. The Committee may also provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 15.1 and 15.2. Notwithstanding any other provision of this Section 15.3, (i) no Change in Control shall trigger payment of an Award subject to the requirements of Section 409A unless such Change in Control qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 409A, and (ii) any Award that otherwise is intended to satisfy the requirements of Section 409A shall not be amended or modified

(directly or indirectly, in form or operation) to the extent such amendment or modification would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Section 409A.

15.4.	Reorganization, Merger or Consolidation.

If the Company undergoes any reorganization, merger, or consolidation of the Company with one or more other entities and there is a continuation, assumption or substitution of Options and SARs in connection with such transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

If the Company undergoes any reorganization, merger, or consolidation of the Company with one or more other entities and there is not a continuation, assumption or substitution of Options and SARs in connection with such transaction, then in the discretion and at the direction of the Committee, each Option and SAR may be canceled unilaterally in exchange for the same consideration that the Grantee otherwise would receive as a shareholder of the Company in connection with such transaction (or cash equal to such consideration) if the Grantee held the number of shares of Stock obtained by dividing (i) the excess of the Fair Market Value of the number of such shares which remain subject to the exercise of the vested portion of such Option or SAR immediately before such Change in Control over the total Option Price or SAR Exercise Price for such vested portion, as the case may be, by (ii) the Fair Market Value of a share of Stock on such date, which number shall be rounded down to the nearest whole number. An Option or SAR may be cancelled without consideration and without the Grantee’s consent if such Award has no value, as determined by the Committee, in its sole discretion.

15.5.	Adjustments.

Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

15.6.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16.	GENERAL PROVISIONS

16.1.	Disclaimer of Rights.

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no

Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider, if applicable. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

16.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.

16.3.	Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option, or (iii) pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. A Grantee who has made an election pursuant to this Section 16.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

16.4.	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.

16.5.	Other Provisions.

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

16.6.	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

16.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8.	Governing Law.

The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

16.9.	Clawback Events.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Committee, in its sole and exclusive discretion, may require that any Grantee reimburse the Company all or part of the amount of any payment in settlement of any Award granted hereunder.

16.10.	Beneficiary Designation.

In accordance with procedures adopted by the Committee from time to time, a Grantee may designate a beneficiary to exercise the rights of the Grantee and to receive any distribution with respect to any Award upon the Grantee’s death. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during the Grantee’s lifetime. A beneficiary, legal representative, or other person claiming any rights under the Plan shall be subject to all terms and conditions of the Plan, any applicable Award Agreement, and to any other conditions deemed appropriate by the Committee. In the absence of any such beneficiary designation, a Grantee’s unexercised Awards, or amounts due but remaining unpaid to such Grantee, at the Grantee’s death, shall be exercised or paid as designated by the Grantee by will or by the laws of descent and distribution.

16.11.	Section 409A.

It is intended that each Award either be exempt from the requirements of Section 409A or will comply (in form and operation) with Section 409A so that compensation deferred under an applicable Award (and any applicable earnings) will not be included in income under Section 409A. Any ambiguities in this Plan will be construed to affect the intent as described in this Section 16.11. If an Award is subject to Section 409A, the Award Agreement will satisfy the written documentation requirement of Section 409A either directly or by incorporation by reference to other documents.

17.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

17.1.	Performance Awards.

“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 17.3) over a performance period established by the Committee in its discretion.

17.2.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to adjust the amounts payable under any Award subject to performance conditions, except as limited under Sections 17.3 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

17.3.	Performance Awards Qualifying as Performance-Based Compensation.

If and to the extent that the Committee determines that an Award to be granted to a Grantee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established, objective performance goals and other terms set forth in this Section 17.3.

17.3.1.	Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 17.3. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

17.3.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity.

17.3.3.	Timing for Establishing Performance Goals.

Performance goals shall be established in writing by the Committee not later than 90 days after the beginning of any performance period applicable to such Performance Awards, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal and provided that it is established at or before 25 percent of the performance period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

17.3.4.	Adjustment of Performance-Based Compensation.

The Committee may provide in any Award that any evaluation of achievement of performance goals may, among other things, include or exclude any of the following events that occur during or otherwise impact a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary and/or nonrecurring items as described in the Company’s financial statements or notes thereto and/or in management’s discussion and analysis of financial condition and results of operations, and in any case appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to a Grantee, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility. Awards that are intended to qualify as performance-based compensation may not be adjusted upward; however, the Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination, as the Committee determines.

17.3.5.	Settlement of Performance Awards; Other Terms.

Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce (but not increase) the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

17.3.6.	Committee Certification.

The Committee must certify in writing prior to payment of, or other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, the related compensation that the performance goals and any other material terms were in fact satisfied. Approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

17.3.7.	Annual Share Limits.

Section 4 sets forth the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock that may be granted to any one Service Provider under a Performance Award, other than an Option or Stock Appreciation Right, in any calendar year shall be 500,000.

17.4.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

17.5.	Status of Section 17.3 Awards Under Code Section 162(m).

It is the intent of the Company that Performance Awards under Section 17.3 hereof shall constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 17.3 and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Performance Awards, the Committee may make any adjustments to the process described in Section 17.3 it deems appropriate.

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET BALTIMORE, MD 21230 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Kevin A. Plank 02 Byron K. Adams, Jr. 03 George W. Bodenheimer 04 Douglas E. Coltharp 05 Anthony W. Deering 06 Karen W. Katz 07 A.B. Krongard 08 William R. McDermott 09 Eric T. Olson 10 Harvey L. Sanders The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain 2 To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables. 3 To approve the Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan. 4 Ratification of Appointment of Independent Registered Public Accounting Firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000233475_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . UNDER ARMOUR, INC. Annual Meeting of Stockholders April 29, 2015 11:00 AM This proxy is solicited by the Board of Directors CLASS A COMMON STOCK The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on April 29, 2015, and at any adjourment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement. This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side 0000233475_2 R1.0.0.51160

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET BALTIMORE, MD 21230 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Kevin A. Plank 02 Byron K. Adams, Jr. 03 George W. Bodenheimer 04 Douglas E. Coltharp 05 Anthony W. Deering 06 Karen W. Katz 07 A.B. Krongard 08 William R. McDermott 09 Eric T. Olson 10 Harvey L. Sanders The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain 2 To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables. 3 To approve the Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan. 4 Ratification of Appointment of Independent Registered Public Accounting Firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000233476_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . UNDER ARMOUR, INC. Annual Meeting of Stockholders April 29, 2015 11:00 AM This proxy is solicited by the Board of Directors CLASS B COMMON STOCK The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on April 29, 2015, and at any adjourment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement. This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side 0000233476_2 R1.0.0.51160